Exhibit 10.23

Mr. Sean F. Orr

22 Trailhead Lane

Tarrytown, NY 10591

August 24, 2013

Dear Sean,

We have very much enjoyed getting to know you and I am delighted to confirm our offer of employment.

You are invited to join Accretive Health as Senior Vice President, Chief Financial Officer and Treasurer, effective August 26, 2013, reporting to the CEO. Your annual salary will be $450,000 per year (less required deductions), paid semi-monthly. You will be eligible to participate in Accretive Health’s Annual Bonus Program, with an annual bonus target of $350,000. For the 2013 performance year, your bonus target will be prorated based on your start date. The bonus is discretionary and will be earned based upon your performance and the performance of Accretive Health. Additionally, you will receive a transition bonus of $50,000 (less required deductions) to be paid within 30 days of your start date. You will also be eligible for health benefits on your start date.

Most importantly, we will offer you a significant stake in the success of our company in the form of a grant of 300,000 non-statutory options to purchase Accretive Health common stock. The grant will be made pursuant to the terms and conditions of the Accretive Health 2010 Stock Incentive Plan. The options will vest twenty-five percent (25%) annually over a four year period, with your first vesting date being the first anniversary of your start date.

As this position requires relocation to Chicago, Accretive Health will assist you with the movement of your household goods and home purchase expenses (to include the Buyer Value Option (BVO) in the Chicago area). Relocation assistance is subject to the terms of Accretive Health’s standard relocation policies and will be commensurate with your position at Accretive Health.

401 N Michigan Ave

Suite 2700

Chicago, IL 60611

312.324.7820

Your employment with Accretive Health is “at will”, meaning it is terminable at any time by either you or Accretive Health. However, in the event of your termination from Accretive Health without cause, in addition to any earned but unpaid salary and your accrued and vested benefits under the employee benefit programs of Accretive Health which are payable upon any termination of employment, you will also be entitled to receive continued salary and health benefits for a period of twelve (12) months following the date of your termination, subject to your timely execution of a general release of claims in favor of Accretive Health and its affiliates.

Sean, we truly believe this is an excellent opportunity for you and that you will enjoy working with us. We look forward to receiving your acceptance, and also working with you. If you have any questions please call me at (312) 255-7400.

Warm Regards,

/s/ Stephen Schuckenbrock
Stephen Schuckenbrock	/s/ Sean F. Orr
President and Chief Executive Officer	Sean F. Orr	August 24, 2013